Exhibit 10.1

*****Confidential*****

TO:	Suzanne Colvin

DATE:	September 25, 2008

SUBJECT:	Retention Bonus Program

Because your unique talent and skills are highly valued during this critical time period, you have been selected to receive a retention bonus opportunity, subject to the terms and conditions outlined in this letter. We recognize your value to this business transition and would like to demonstrate our commitment to you at this transitional time.

Please review the eligibility requirements of your retention bonus opportunity below. To confirm your understanding of this opportunity, please sign this letter and return your signed copy to Sherry Meidinger by hand or via fax at 310 281 5125 by Monday, September 22nd. As this opportunity has not been extended to all employees, please do not discuss it with other employees.

Bonus Amount

Subject to your satisfaction of the eligibility requirements described below, your retention bonus opportunity is $80,000 payable to you in two equal 50% installments on June 1, 2009 ($40,000) and June 1, 2010 ($40,000) (each, a “vesting date”). Each payment will be made on or not later than ten (10) days after reaching the corresponding vesting date and will be subject to applicable federal, state, and local tax withholding requirements.

Eligibility

You will be eligible to receive the portion of your retention bonus opportunity corresponding to a vesting date only if you satisfy all of the following conditions:

•

From now through that vesting date you must maintain an overall performance rating of Meets Expectations. During this period, you agree to provide full support to all transition activities as defined by management. Those activities may include but are not limited to support of existing operations, participating in planning and implementation of transition strategies, supporting Napster’s key initiatives and other activities as defined by management.

•

You do not communicate this opportunity to any Napster employees or to any other person (other than your spouse and/or tax advisor, who also agree to hold this information in confidence, and other than executive officers of Best Buy or Napster).

•

Except as expressly provided below, you must be employed by Napster, Best Buy, or any Best Buy affiliate on that vesting date. A transfer of employment from Napster to Best Buy or a Best Buy affiliate will not impact your eligibility for this retention bonus.

You will also be entitled to receive any portion of your retention bonus that has not otherwise been earned if, before the applicable vesting date, your position is eliminated by Napster, Best Buy or any Best Buy affiliate, you are disabled and unable to perform work with or without a reasonable accommodation, or you die. In such circumstances, any unpaid portion of your

The signed document should be placed in the employer’s personnel file.

retention bonus will be paid in full on or within ten (10) days after your employment terminates. If your employment terminates for any other reason before a vesting date, any remaining amount of the bonus will not be paid.

You are not obligated to remain employed with Napster nor is Napster obligated to retain you as an employee for any particular period of time. This letter does not affect your status as an employee at will. You and Napster may terminate the employment relationship at any time with or without a reason, unless prohibited by law.

Thank you for your hard work and contributions to the success of Napster. We look forward to your continued contributions.

/s/  CHRIS GOROG

Chris Gorog

Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE RECEIVED AND UNDERSTAND THE ABOVE

INFORMATION:

Suzanne Colvin	9-16-08
Employee Name (Please Print)	Date Signed

Interim CFO
Employee Title

/s/ Suzanne Colvin
Employee Signature